EXHIBIT 99.1

Press Release Source: Henry Bros. Electronics, Inc.

Henry Bros. Electronics Inc. Reports Fourth Quarter And Year-
End 2006 Results
---
Company Reports Record Backlog of $27.8 Million

FAIR LAWN, N.J., March 7, 2007 -- Henry Bros. Electronics, Inc. (Amex: HBE), a turnkey provider of technology-based integrated electronic security solutions, today announced results for the year and three months ended December 31, 2006.

Revenues for 2006 were $42.2 million, approximately the same as the same period a year ago. The operating loss in 2006 was $1.3 million, compared to an operating profit of $2.1 million in 2005. The net loss in 2006 was $1.5 million or $0.26 per diluted share, compared to net income of $1.1 million, or $0.19 per diluted share, in 2005. The 2006 operating loss and net loss include a non-cash charge of $1.2 million (or $.21 per diluted share) associated with goodwill impairment associated with our California banking vertical market. Exclusive of this non-cash charge, 2006 operating and net loss were approximately $0.1 million and $0.3 million, respectively.

For the fourth quarter ended December 31, 2006, revenues were $14.7 million, an increase of 22% from revenues of $12.0 million in the comparable period of 2005. Operating loss totaled $1.4 million, compared to an operating profit of $0.8 million in the fourth quarter of 2005. Fourth quarter net loss was $1.4 million, or $0.24 per diluted share, compared to net income of $0.5 million, or $0.08 per diluted share, for the fourth quarter of 2005. The fourth quarter operating loss and net loss are primarily comprised of the $1.2 million non-cash charge discussed above.

James Henry, Chief Executive Officer of Henry Bros. Electronics, said, “The fourth quarter, and indeed much of the second half of 2006 was challenging for Henry Bros. We continued to maintain and expand relationships with our marquis customers and ended the year with a record backlog. However, we fell short of our profitability goals due in part to the closeout of certain projects at margins below our expectations, an increase in the mix of lower margin projects during the quarter and the delay in the capture and implementation of certain projects forecasted for the fourth quarter. We have made significant corrective steps to ensure greater visibility and operating efficiencies in our business including a stronger management team, enhanced forecasting and greater oversight. Our business fundamentals remain very solid and we look forward to a strong year in 2007.”

Based on our current backlog of $27.8 million, we are forecasting a revenue target for 2007 of $50 million and a targeted operating margin of 4%.

The Company will host a conference call today, Wednesday, March 7, 2007 at 11:00 a.m. EST to discuss these results. To participate in the conference call, please dial 1-888-562-

3356 (Domestic) or (973) 582-2700 (International). A digital recording of the call will be available until Wednesday, March 21, 2007 at 11:59 p.m. EST by dialing (877) 519-4471 in the United States or (973) 341-3080 outside the United States. To access the replay, users will need to enter the following code: 8503429.

About Henry Bros. Electronics, Inc.

Henry Bros. Electronics (Amex: HBE) provides technology-based integrated electronic security systems, services and emergency preparedness consultation to commercial enterprises and government agencies. The Company has offices in Arizona, California, Colorado, Maryland, New Jersey, New York, Texas and Virginia.

For more information, visit http://www.hbe-inc.com.

Safe Harbor Statement: Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. In particular, there can be no assurance that revenues for 2007 will reach $50 million or that the Company will achieve a 4% operating margin. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained under the heading of risk factors listed in the Company's filings with the U.S. Securities and Exchange Commission. Henry Bros. Electronics Inc. does not assume any obligation to update the forward-looking information.

Investor Contacts:
Todd Fromer / Beth More	James Henry, CEO
KCSA	Henry Bros. Electronics, Inc.
212-896-1215 / 212-896-1224	201-794-6500
tfromer@kcsa.com / bmore@kcsa.com	jhenry@dssi-hq.com

HENRY BROS. ELECTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

	Twelve months ended		Three months ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenue	$42,203,969	$42,156,188	$14,727,118	$12,045,492
Cost of revenue	30,778,925	31,581,187	11,006,538	9,420,020
Gross profit	11,425,044	10,575,001	3,720,580	2,625,472

Operating Expenses:
Selling, general & administrative expenses	12,718,549	8,467,192	5,078,187	1,816,504
Operating loss	(1,293,505)	2,107,809	(1,357,607)	808,968

Interest income	18,562	12,507	4,829	1,615
Other expense (income)	(803)	(3,780)	(803)	299
Interest expense	(78,454)	(84,985)	(23,557)	(25,131)
Income (loss) before tax expense	(1,354,200)	2,031,551	(1,377,138)	785,751

Tax expense	155,236	923,273	8,171	333,554
Net income (loss) after taxes	$(1,509,436)	$1,108,278	$(1,385,309)	$452,197

BASIC EARNINGS (LOSS) PER COMMON SHARE:
Basic Profit (Loss) Per Common Share	$(0.26)	$0.19	$(0.24)	$0.08
Weighted Average Common Shares	5,746,065	5,739,398	5,746,065	5,739,398

DILUTED EARNINGS (LOSS) PER COMMON SHARE:
Diluted Profit (Loss) Per Common Share:	$(0.26)	$0.19	$(0.24)	$0.08
Weighted Average Diluted Common Shares	5,746,065	5,773,097	5,746,065	5,739,398